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                                  SCHEDULE 14A
                                 (RULE 14A-101)


                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement               [ ] Confidential, for Use of the
[X] Definitive Proxy Statement                    Commission Only (as permitted
                                                  by Rule 14a-6 (e)(2))

[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                            STONE ENERGY CORPORATION
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                (Name of Registrant as Specified in its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction;
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(5) Total fee paid:
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


(1) Amount previously paid:
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(2) Form, Schedule or Registration Statement No.:
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(3) Filing Party:
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(4) Date Filed:
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                            STONE ENERGY CORPORATION
                              Lafayette, Louisiana

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              Tuesday, May 11, 1999

To the Stockholders:

         The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Stone Energy Corporation (the "Company") will be held on Tuesday, May 11, 1999 at 10:00 a.m., local time, in the Denechaud Room of Le Pavillon Hotel, Baronne and Poydras Streets, New Orleans, Louisiana, for the following purposes:

         (1) To elect three directors to serve until the 2002 Annual Meeting of Stockholders;

         (2) To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

         (3) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

         The close of business on March 23, 1999, was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                       By Order of the Board of Directors

                                              /s/ Andrew L. Gates, III
                                                ----------------------
                                                  Andrew L. Gates, III
                                                      Secretary

March 26, 1999

                                      LOGO

                            STONE ENERGY CORPORATION

                           625 E. Kaliste Saloom Road
                           Lafayette, Louisiana 70508
                                 (318) 237-0410

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                                 PROXY STATEMENT

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                    SOLICITATION AND REVOCABILITY OF PROXIES

         The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Tuesday, May 11, 1999 at 10:00 a.m., local time, in the Denechaud Room of Le Pavillon Hotel, Baronne and Poydras Streets, New Orleans, Louisiana, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to shareholders of the Company on or about April 6, 1999.

         The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

         At the close of business on March 23, 1999, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 15,085,408 shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

         The Company's annual report to stockholders for the year ended December 31, 1998, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                     ITEM 1.

                              ELECTION OF DIRECTORS

         Three directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors. Thus, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire on the dates of the Company's Annual Meetings of Stockholders in 2000, 2001 and 1999, respectively. James H. Stone, Joe R. Klutts and Robert A. Bernhard have been nominated to serve in Class III and, if elected, will serve until the Company's 2002 Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. Each of the nominees for director currently serves as a director of the Company. The remaining six directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 2000 or 2001. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

         Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

         The following table sets forth information regarding the names, ages as of March 15, 1999 and principal occupations of the nominees and directors, other directorships in certain companies held by them and the length of continuous service as a director of the Company.



                              Principal Occupation and            Director
Class I Directors                  Directorships                   Since    Age
                           --------------------------------        -----    ---
D. Peter Canty..........  President and Chief Operating Officer
                          of the Company                           1993      52

Raymond B. Gary.........  Advisory Director, Morgan Stanley &
                          Co. Inc.                                 1993      70

David R. Voelker........  Private investments                      1993      45


Class II Directors

B. J. Duplantis.........  Managing Partner of the law firm of
                          Gordon, Arata, McCollam, Duplantis       1993      59
                          & Egan

Michael L. Finch........  Executive Vice President and Chief
                          Financial Officer of the Company         1993      43

John P. Laborde.........  Director, Tidewater Inc., Stewart
                          Enterprises, Inc., Stolt Comex
                          Seaway, S.A., and Council member,
                          American Bureau of Shipping              1993      75

Class III Nominees

Robert A. Bernhard......  Co-Chairman of Munn, Bernhard &
                          Associates, Inc., an investment advisory
                          Firm,  and a member of McFarland,  Dewey
                          and Co. LLC, an investment
                          banking firm                             1993      70

Joe R. Klutts...........  Vice Chairman of the Board of the
                          Company                                  1993      64

James H. Stone..........  Chairman of the Board and Chief
                          Executive Officer of the Company;
                          Director, Newpark Resources, Inc.        1993      73


         Each of the nominees and directors has been engaged in the principal occupation set forth opposite his name for at least the past five years except as described below. The Company was formed in March 1993 to become a holding company for The Stone Petroleum Corporation ("TSPC") and its subsidiaries and certain partnership interests in three affiliated limited partnerships.

         James H. Stone has served as Chairman of the Board and Chief Executive Officer of the Company since March 1993, and as Chairman of the Board of TSPC since 1981 and served as President of TSPC from September 1992 to July 1993.

         Joe R. Klutts was named to his present  position in March 1994.  He has also served as a Director of TSPC since 1981. He served as President of the Company from March 1993 to March 1994, and as Executive Vice President-Exploration and President of TSPC from 1981 to 1993 and from July 1993 to May 1994, respectively.

         D. Peter Canty has served as Chief Operating Officer of the Company since March 1993 and also served as an Executive Vice President until he was named as President of the Company in March 1994. Mr. Canty served as Vice President and Chief Geologist of TSPC from 1987 to May 1994, when he was named President of TSPC.

         Michael L. Finch has served as Executive Vice President and Chief Financial Officer of the Company since March 1993. From 1988 through July 1993, he was a partner in the firm of Finch & Pierret, CPAs, which performed a substantial amount of financial reporting, tax compliance and financial advisory services for TSPC and its affiliates.

         David R. Voelker has served as a Director of TSPC since 1991. He was a partner of Johnson Rice & Company from 1989 to February 1994.

     John P. Laborde served as Chief Executive Officer and Chairman of the Board of Tidewater Inc. from 1956 and 1968, respectively, to his retirement in October 1994. Mr. Laborde also served as President of Tidewater Inc. from 1958 to 1981 and from 1988 to his retirement.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth below certain information regarding beneficial ownership of Common Stock as of March 15, 1999 (unless otherwise indicated) by (i) each person known by the Company to own beneficially five percent or more of its outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers, (iii) each of the Company's directors and (iv) all executive officers and directors of the Company as a group.



                                                      Beneficial Ownership(2)
                                                     -------------------------
      Name of Beneficial Owner(1)                    Shares            Percent
--------------------------------------------         ------            -------
Thomson, Horstman & Bryant..................         752,850              5.0
James H. Stone..............................       1,455,138(3)           9.6
Joe R. Klutts...............................         482,870              3.2
D. Peter Canty..............................         393,710(4)           2.6
Michael L. Finch............................         394,771              2.6
Phillip T. Lalande..........................          43,100               *
Andrew L. Gates, III........................          21,100               *
David R. Voelker............................         602,536(5)           4.0
John P. Laborde.............................          22,000               *
Robert A. Bernhard..........................         163,000(6)           1.1
Raymond B. Gary.............................          59,259(7)            *
B. J. Duplantis.............................          21,000               *
Executive  Officers  and  Directors  as  a  group
(consisting of 14 persons)..................       4,003,206             26.0

  *  Less than 1%.

(1) The address of Thomson, Horstman & Bryant is Park 80 West Plaza Two, Saddlebrook, NJ, 07663. The address of Mr. Stone is LL&E Tower, 909 Poydras, Suite 2650, New Orleans, Louisiana, 70112.

(2) Under the regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by (i) Mr. Stone includes 41,000 shares, (ii) Mr. Lalande includes 43,000 shares, (iii) Messrs. Canty, Klutts and Finch each include
         35,000 shares, (iv) Mr. Gates includes 21,000 shares, (v) Messrs. Voelker and Gary include 15,000 shares and 10,000 shares, respectively,
         (vi) Mr. Duplantis includes 10,000 shares, (vii) Messrs. Laborde and Bernhard include 5,000 shares each and (viii) the executive officers and directors as a group includes 338,800 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(3) Includes shares owned by two partnerships known as James H. Stone Interests and James H. Stone Interests II, of which Mr. Stone disclaims any pecuniary interest with respect to 59,226 and 16,234 shares, respectively. Also includes 7,620 shares held by Mr. Stone as custodian for the benefit of his two minor children, to which Mr. Stone disclaims any pecuniary interest.

(4)      Includes 200 shares owned by Mr. Canty's wife.

(5) Includes 72,440 shares owned by two trusts for the benefit of Mr. Stone's minor children, of which Mr. Voelker is a trustee, and 466,570 shares owned by Frantzen/Voelker Investments, L.L.C., in which Mr. Voelker owns a 20% interest. Mr. Voelker disclaims any pecuniary interest with respect to the shares owned by the trusts for the benefit of Mr. Stone's children. Also includes 1,746 shares held by Mr. Voelker as custodian for the benefit of his three minor children, to which Mr. Voelker disclaims any pecuniary interest.

(6) Includes 30,000 shares held by the Bernhard Trust "B" of which Mr. Bernhard is the trustee and a potential beneficiary, and 12,000 shares held by Mr. Bernhard's wife.

(7)      Includes 20,000 shares owned by Mr. Gary's wife.

Directors' Meetings and Committees of the Board of Directors

         The Board of Directors held eight meetings and did not take any action by written consent during 1998. Each director attended at least 75% of the aggregate total meetings of the Board of Directors and any committee on which such director served. The Company has the following standing committees:

         AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Bernhard, Duplantis, Gary, Laborde and Voelker, met two times during 1998. Its principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company's accounting and internal control systems and principal accounting policies and to oversee the entire audit function, both independent and internal.

     COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Bernhard, Duplantis, Gary, Laborde and Voelker, met two times during 1998 and took action by written consent on four occasions. Its principal functions are to review and approve the compensation of the officers and other employees of the Company. In addition, the Compensation Committee administers the Company's Stock Option and Incentive Compensation Plans and has the sole authority to make grants pursuant to such plans. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer.

     EXECUTIVE COMMITTEE. The Executive Committee, which currently consists of Messrs. Canty, Duplantis, Finch, Klutts and Stone, did not meet during 1998, but did take action by unanimous written consent on one occasion during 1998. Its principal function is to aid and assist the Company's management in the day-to-day operation of the Company.

     INVESTMENT COMMITTEE. The Investment Committee, which consists of Messrs. Bernhard, Canty, Finch and Stone, did not meet during 1998. Its principal functions are to determine the investment objectives for the Company's cash assets and select and supervise one or more investment managers.

     PRICING COMMITTEE. The Pricing Committee, which consists of Messrs. Stone, Canty, Bernhard, Gary, and Finch, did not meet during 1998. Its principal function is to determine the price at which the Company's securities are initially sold.

                             EXECUTIVE COMPENSATION

         The following table sets forth annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1998, 1997 and 1996 of those persons who were, at December 31, 1998, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "named executive officers").

                                                      Summary Compensation Table



                                                                                   Long-Term
                                                                                  Compensation
                                                                                     Awards
                                                                                -----------------
                                                                                   Number of
                                                                                   Securities           All Other
   Name and Principal Position      Year     Salary     Bonus(1)     Other     Underlying Options    Compensation(2)
---------------------------------- ------- ----------- ----------- ----------- ------------------- --------------------
James H. Stone.................     1998     $175,000     $74,400   $  --              --              $16,410(3)
  Chairman of the Board and         1997      167,500     108,875      --              --               21,160(3)
  Chief Executive Officer           1996      145,000     107,300      --            40,000             21,160(3)

D. Peter Canty.................     1998     $165,000     $70,100   $  --              --              $14,152(4)(5)
  President and Chief               1997      157,500     102,375      --              --               13,902(4)(5)
  Operating Officer                 1996      135,000      99,900      --            25,000             13,902(4)(5)

Michael L. Finch...............     1998     $145,000     $61,600   $  --              --              $5,000
  Executive Vice President and      1997      138,750      90,200      --              --               4,750
  Chief Financial Officer           1996      120,000      88,800      --            25,000             4,500

Andrew L. Gates, III...........     1998     $120,000     $51,000   $  --              --              $8,500(6)
  Vice President and General        1997      120,000      66,000      --            10,000             8,250(6)
  Counsel                           1996      120,000      72,000      --            10,000             8,750(6)

Phillip T. Lalande.............     1998     $120,000     $51,000   $4,879(7)           --             $11,240(8)
  Vice President-Engineering        1997      105,000      68,300   10,516(7)        15,000             10,990(8)
                                    1996      100,000      70,000   15,047(7)           --              10,990(8)


(1) The amounts reflected in the table for 1996, 1997 and 1998 represent bonuses paid in March 1997, February 1998 and February 1999, respectively, which related to performance in 1996, 1997 and 1998, respectively.

(2) Except as indicated in the following notes, amounts in all other compensation reflect amounts contributed or accrued by the Company on behalf of the named executive officers under the Company's 401(k) profit sharing plan.

(3) Includes $11,410 of premiums paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(4) Includes $2,300 of premiums paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(5) A predecessor of TSPC entered into deferred compensation agreements with several of its employees, including Mr. Canty, prior to 1982. TSPC has purchased split-dollar life insurance policies to fund these agreements. A substantial portion of the face value of each of the policies is payable to the beneficiaries of the employees. See "-- Deferred Compensation Agreements." Of the amounts reflected in the table for each of 1998, 1997 and 1996, $6,852 is attributable to the economic benefit pursuant to the policy relating to Mr. Canty.

(6) Includes $3,500, $3,500 and $4,000 of premiums paid by the Company in 1998, 1997 and 1996, respectively, for a life insurance policy as to which the Company is not the beneficiary.

(7) Reflects amounts paid by a trust formed by the Company for the benefit of certain employees. Such trust holds net profits interests that burden properties acquired by the Company prior to July 1993.

(8) Includes $6,240 of premiums paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

Stock Options Granted in 1998

         The named executive officers were not granted options to purchase shares of common stock pursuant to the Stock Option Plan during 1998.

Stock Option Exercises and Fiscal Year-End Values

         The following table contains certain information concerning the value of unexercised options at December 31, 1998. None of the named executive officers exercised any stock options during 1998.

                                            Number of Securities                  Value of Unexercised
                                           Underlying Unexercised                 In-The-Money Options
                                        Options at December 31, 1998             at December 31, 1998(1)
                                     ----------------------------------    ----------------------------------
               Name                   Exercisable       Unexercisable       Exercisable        Unexercisable
       --------------------------    -------------    -----------------    -------------     ----------------
       James H. Stone...........           41,000           24,000           $544,375            $202,500
       D. Peter Canty...........           35,000           15,000            493,750             126,563
       Michael L. Finch.........           35,000           15,000            493,750             126,563
       Phillip T. Lalande.......           43,000           32,000            663,250             360,500
       Andrew L. Gates, III.....           21,000           24,000            297,063             244,500


----------
(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998 of $28.75 and the per share exercise price of the stock option.

Deferred Compensation Agreements

         A predecessor of the Company entered into deferred compensation and disability agreements (the "Deferred Compensation Agreements") with several of its employees, including D. Peter Canty, prior to 1982. Benefits under the Deferred Compensation Agreements have become fully vested. Benefits are payable in a fixed monthly amount at age 65 (or actual retirement, if later) until the later of the expiration of 180 months or the death of the employee. The Deferred Compensation Agreements also provide for monthly payments upon total disability until age 65 and certain benefits upon partial disability. Mr. Canty is entitled to receive an annual benefit at age 65 (or actual retirement, if later) of $28,500 under his Deferred Compensation Agreement.

         The Company has purchased split-dollar life insurance policies to fund its obligations under the Deferred Compensation Agreements. The policies are designed to have a cash surrender value at age 65 of the employee sufficient to fund the Company's obligations. The Company has the right to the cash surrender value of the policies. A substantial portion of each of the policies is payable to the beneficiaries of the employees and the remainder is payable to the Company. Premiums paid by the Company pursuant to the policy relating to Mr. Canty are included under "All Other Compensation" in the Summary Compensation Table.

Compensation of Directors

         Pursuant to the Company's 1993 Nonemployee Directors' Stock Option Plan (the "Directors' Plan"), directors of the Company who are not officers or employees of the Company or any of its subsidiaries ("Nonemployee Directors") will receive, upon the date of their initial election to the Board of Directors of the Company, a nonqualified stock option to purchase 1,000 shares of Common Stock. Further, as of the date of each annual meeting of the stockholders of the Company, each Nonemployee Director who has already received his initial option grant as described in the preceding sentence will receive a nonqualified stock option to purchase 5,000 shares of Common Stock. Each option will have an exercise price equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in shares of Common Stock (valued at fair market value at the date of exercise), or by a combination of such means of payment. Generally, the fair market value of a share of Common Stock on a particular date is equal to the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on such date. Effective as of the date of the Company's 1998 Annual Meeting of Stockholders, each of Messrs. Gary, Voelker, Duplantis, Laborde and Bernhard were granted an option to purchase 5,000 shares of Common Stock at an exercise price of $37.00 per share pursuant to the Directors' Plan.

         Except upon the occurrence of a Change of Control (as defined in the Directors' Plan), all options granted under the Directors' Plan have a maximum term of five years and will vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the occurrence of a "Change of Control," each option will be exercisable in full.

         Nonemployee Directors are paid $1,500 each quarter, plus $1,000 per meeting for attending the four regularly scheduled meetings of the Board of Directors. Each Nonemployee Director is also reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

Transactions with Management and Certain Stockholders

         Set forth below is a description of certain transactions entered into between the Company and certain of its officers, directors and stockholders.

         James H. Stone and Joe R. Klutts collectively own 9% of the working interests in the Weeks Island Field. These interests were acquired at the same time as the Company's predecessor acquired its interests in the Weeks Island Field. In their capacity as working interest owners, they are required to pay their proportional share of all costs and are entitled to receive their proportional share of revenues. In addition, certain officers of the Company were granted net profits interests in certain of the oil and gas properties of the Company acquired prior to the Company's initial public offering in 1993. The recipients of the net profits interests are not required to pay capital costs incurred on the properties burdened by such interests. Therefore, a conflict of interest may exist between the Company and such employees and officers with respect to the drilling of additional wells or other development operations. The Company and James H. Stone also continue to manage programs formed prior to 1993, and James H. Stone continues to individually participate in various oil and gas operations and ventures. It is possible, as a result of these activities, that conflicts of interest could arise.

Compensation Committee Report on Executive Compensation

         The Compensation Committee's principal duties are to review and approve the compensation of the officers and other employees of the Company. In addition, the Compensation Committee administers the Company's Stock Option Plan and has the sole authority to make grants pursuant to such plan. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer.

         EXECUTIVE COMPENSATION. The Committee believes that compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but should also serve to align the interests of executive officers with those of stockholders. To achieve these ends, in addition to a competitive yet modest base salary, the Company has adopted both short-term and long-term incentive compensation plans that are dependent upon the Company's performance. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

         BASE SALARY. While the Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the Committee has established a philosophy of generally providing more conservative base salaries and more aggressive incentive compensation opportunities than the market in order to strongly emphasize pay-for-performance. The specific competitive markets considered depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. In 1997, the Committee concluded that base salary compensation for certain members of the executive group needed to be increased. The adjustments were required because total compensation for each such member, including salary, bonus and other benefits, was below the average for companies of comparable revenue size primarily engaged in oil and gas exploration. The Committee intends to review the executive group's salaries on a biannual basis and adjust them if they deviate substantially from the average for other companies, including the Peer Group, and salary levels implied by other market data.

         INCENTIVE COMPENSATION. The Company's Annual Incentive Compensation Plan was terminated in 1996 and, in lieu thereof, the Committee adopted a discretionary bonus program. Under this program, bonuses are primarily tied to several performance criteria, including the annual return on the Company's Common Stock (including dividends and price appreciation), how such return compares to the average annual return on the common stock of the Peer Group, and the annual increase in earnings and cash flow per share and in the net asset value of the Company. The Peer Group consists of the companies named under the heading "Stockholder Return Performance Presentation." A portion of the bonuses is determined by the sole discretion of the Committee. To the extent that performance criteria are met, an incentive pool is generated. The amount of the incentive pool, however, may not exceed the aggregate base salary of all eligible employees for the relevant plan year, and no individual award to an eligible employee may exceed such employee's base salary for the relevant plan year.

         The Committee is responsible for determining the participants, performance criteria to be used, award levels and allocation of generated incentives. Any allocated incentives are awarded to individuals, including executive officers, based upon a combination of group and individual performance factors. It is the overall objective of the Company that the Incentive Plan not reward employees until the Company's stockholders have been appropriately rewarded for investing in the Company. The Committee is not required to grant awards for all amounts available under the Incentive Plan. For the 1998 performance year, a total of $2.0 million was available for awards and $1.6 million was paid. Awards granted to the named executive officers for the 1998 performance year are presented under "Bonus" in the Summary Compensation Table.

         STOCK OPTION PLAN. The Company's Stock Option Plan authorizes the Committee to award stock options to purchase up to 1,170,000 shares of Common Stock to employees of the Company. The Committee determined that this number was comparable, as a percentage of outstanding stock, to the number of shares available for grant under stock option plans of the companies comprising the Peer Group. The Committee generally grants non-statutory options at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options generally have ten-year terms, with exercise restrictions that lapse over a five-year period.

         Stock option grants are designed to align the long-term interests of the Company's employees with those of its stockholders by directly linking compensation to stockholder return, as well as by enabling employees to develop and maintain a significant, long-term equity ownership position in the Company.

         During the third quarter of 1998, the Company's Board of Directors elected to reprice all non-Director employee stock options which had an exercise price above the then market value of $26.00 per share. As a result, 265,000 stock options, which were granted to non-Director employees during 1997 and 1998, were repriced from a weighted average exercise price of $29.35 per share to the then market value of $26.00 per share.

         401(k) PLAN. Under the Company's 401(k) profit sharing plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Code). The plan provides that a discretionary match of employee deferrals may be made by the Company in cash or shares of Common Stock. During 1998, the Company's discretionary match of employee deferrals totaled approximately $0.3 million. The amounts held under the plan are to be invested among various investment funds maintained under the plan in accordance with the directions of each participant.

         Salary deferral contributions are 100% vested. Matching contributions are vested over a period of five years at the rate of 20% per year. If a participant terminates employment with the Company after attaining age 65 or by reason of death or disability, however, the participant will be fully vested in his or her share of Company matching contributions. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment. In addition, hardship distributions to participants from the plan are available under certain conditions. The amount of benefits ultimately payable to a participant under the plan depends on the level of the participant's elective deferrals under the plan, the amount of Company matching contributions made to the plan and the performance of the investment funds maintained under the plan in which contributions are invested.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Company's Chief Executive Officer, James H. Stone, is a competitive, but conservative, base salary and incentive compensation based upon the Company's performance.

     BASE SALARY. Mr. Stone's base salary for 1998 increased from 1997 for the reasons described under "Executive Compensation-- Base Salary," above.

     INCENTIVE COMPENSATION. Mr. Stone was awarded a $74,400 bonus for the 1998 performance year. This award was based upon the criteria set forth above under "Executive Compensation -- Incentive Compensation."

     STOCK OPTION PLAN. Mr. Stone was not granted options to purchase shares of Common Stock pursuant to the Stock Option Plan in 1998.

                                                  Compensation Committee

                                                     David R. Voelker
                                                     John P. Laborde
                                                     Robert A. Bernhard
                                                     Raymond B. Gary
                                                     B. J. Duplantis


Stockholder Return Performance Presentation

         As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

                  1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on July 8, 1993 at the initial public offering price of the Company's Common Stock of $12 per share and the closing price of the stocks comprising the S&P 500 and the Peer Group, respectively, on such date. The Company's Common Stock began trading on the New York Stock Exchange on July 9, 1993.

                  2. Peer Group investment is weighted based upon the market capitalization of each individual company within the Peer Group at the beginning of the period.

                  3. Dividends are reinvested on the ex-dividend dates.


    Measurement Period
  (Fiscal Year Covered)        SGY      Peer Group    S&P 500
--------------------------- ---------   ---------   ----------
          12/31/93           $112.50      $93.03     $103.97
          12/31/94            160.42       86.41      102.37
          12/31/95            128.12      105.66      137.29
          12/31/96            248.96      167.73      165.11
          12/31/97            279.17      148.01      216.31
          12/31/98            239.58       82.12      274.00


         The companies that comprise the Company's current Peer Group are as follows: Barrett Resources Corporation, Cabot Oil & Gas Corporation, Clayton Williams Energy, Inc., Cross Timbers Oil Company, Devon Energy Corporation, Newfield Exploration Company, Nuevo Energy Company, Ocean Energy, Inc., Pogo Producing Company, Snyder Oil Corporation, Southwestern Energy Company, Tom Brown, Inc., Vintage Petroleum, Inc. and The Wiser Oil Company.


                                     ITEM 2.

                             APPOINTMENT OF AUDITORS

         Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1999. The Company is advised that no member of Arthur Andersen LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

         Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

         The  Board  of  Directors   recommends  that  stockholders  vote  "FOR"
ratification of this appointment.

         In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                     ITEM 3.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                              STOCKHOLDER PROPOSALS

         Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 2000 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company at the address indicated on the second page of this proxy statement, so that the Secretary receives it no later than November 30, 1999.

                                             By Order of the Board of Directors

                                               /s/ Andrew L. Gates, III
                                                -----------------------
                                                   Andrew L. Gates, III
                                                        Secretary

March 26, 1999